EXHIBIT 14
MAXIM INTEGRATED PRODUCTS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (this “Code”) is designed to promote honest, ethical and lawful conduct by all employees, officers and directors of Maxim Integrated Products, Inc. and all subsidiaries and entities controlled by it (collectively, the “Company”). This Code is intended to help employees, officers and directors understand the Company's standards of ethical business practices and to stimulate awareness of ethical and legal issues that may be encountered in carrying out their responsibilities. In addition, independent contractors, consultants, agents and sales representatives who provide services to the Company are expected to apply the same high standards as the Company's employees, officers and directors while working on Company business.
The actions of every employee, officer and director affect the reputation and integrity of the Company. Therefore, you are required to review this Code and develop a working knowledge of its provisions. In addition, Senior Management of the Company, which includes Officers and Managing Directors, as well as members of the Company's Board of Directors will be required to sign a certification acknowledging that they have read the Code and agree to comply with its terms. All employees, officers and directors are expected at all times to:
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Avoid conflicts between personal and professional interests where possible;
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Pursue the ethical handling of actual or apparent conflicts of interest when conflicts or appearance of conflicts are unavoidable, including through full disclosure (to a responsible supervisor, the Chief Compliance Officer or other appropriate internal authority) of any transaction or relationship that reasonably could be expected to give rise to a conflict;

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Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with regulators and in other public communications made by the Company. Even if your job responsibilities do not include preparation or review of the Company's public disclosures, you still have an obligation to make sure that all information you compile or review in the course of performing your job responsibilities is accurate and complete, and communicated to appropriate personnel within the Company in a timely manner, to assist the Company in complying with its duties under the law to provide full, fair, accurate, timely and understandable disclosure in all of its communications with regulators and with the public;

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Comply with all applicable laws, governmental rules and regulations as well as all Company policies;

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Promptly report (to a responsible supervisor or the Chief Compliance Officer) any violations of this Code; and

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Be accountable personally for adherence to this Code.

This Code is part of a broader set of Company policies and compliance procedures described in greater detail in the Company's distributed memoranda. This Code is not intended to supersede or materially alter specific Company policies and procedures already in place and applicable to particular employees as set forth in the Company's policies and distributed memoranda. Employees may view specific Company policies and procedures on the Maxim Intranet Site, which are not included in this Code.
No Company policy can provide definitive answers to all questions. It is difficult to anticipate every decision or action that an employee, officer or director of the Company may face or consider. Whenever there is doubt about the right ethical or legal choice to make, or questions regarding any of the standards discussed or policies referenced in this Code, an employee should fully disclose the circumstances, seek guidance about the right thing to do, and keep asking until guidance is obtained. An employee should make full disclosure to, and seek guidance from, the employee's supervisor in the first instance. The Company's Chief Compliance Officer, Ed Medlin, at (408) 530-6641 or compliance.officer@maxim-ic.com or - in instances involving accounting practices, internal controls or audits - Chairman of the Audit Committee, and the Maxim Compliance Line at (866) 483-9767 for those calling from the United States or Canada (for those calling from another location, please log onto http://maxim-ic.ethicspoint.com and file a report online or locate the appropriate phone number to dial from the list on this portal page) are also avenues that are available.
If employees have questions regarding any of the standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, employees should refer to the reporting requirements for that goal or standard as stated in this Code, or the reporting requirements set forth in a specific Company Policy and contact the person or party designated.
Those who violate the standards in this Code may be subject to disciplinary action. If you are in a situation that you believe may involve or lead to a violation of this Code, you have an affirmative duty to disclose to, and seek guidance from, a responsible supervisor or the Chief Compliance Officer. Failure to follow this Code, as well as to comply with any applicable laws, and the Company's corporate policies and procedures may result in termination of employment or termination of board service, consistent with applicable laws.
It is the Company's policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. Please see Section 6, Reporting Violations, for more information.

1. Compliance with Laws, Rules & Regulations
The Company requires its employees, officers and directors to comply with all applicable laws, rules and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including but not limited to those relating to Financial Reporting and Accounting Practices and Insider Trading. Employees may view specific Company policies and procedures on the Maxim Intranet Site, which are not a part of this Code. Employees have an obligation to comply with these policies and procedures and to promptly alert management of any deviation from them.
Legal compliance is not always intuitive. To comply with the law, employees, officers and directors must learn enough about all applicable local laws that affect the Company to spot potential issues and to obtain proper guidance on the right way to proceed. This means, for example, that employees and officers whose day-to-day work is directly affected by particular laws have a responsibility to understand them well enough to recognize potential problem areas and to know when and where to seek advice. When there is any doubt as to the lawfulness of any proposed activity, advice should be sought from the Chief Compliance Officer.
Employees, officers and directors are strongly encouraged, and indeed have an obligation, to raise concerns promptly when they are uncertain as to the proper legal course of action or they suspect that some action may violate the law. The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company's business and reputation.
Certain legal obligations and policies that are particularly important to our business and reputation are summarized below. Further information on any of these matters may be obtained from the Chief Compliance Officer or from the Maxim Intranet Site.
2. Conflicts of Interest
The Company expects all employees, officers and directors to exercise good judgment and the highest ethical standards in their activities on behalf of the Company as well as in their private activities outside the Company. No employee shall have a financial or other personal interest or association which is in conflict with the proper discharge of duties or would tend to impair independence of judgment or action in the performance of duties. In particular, every employee, officer and director has an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to the Company. Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company, even if there is no actual conflict and no wrongdoing.
While it is not possible to describe or anticipate all the circumstances and situations that might involve a conflict of interest, a conflict of interest can arise whenever an employee, officer or director takes action or has interests that may make it difficult to perform his or her work objectively or effectively or when an employee, officer or director receives improper personal benefits as a result of their position or relationship with respect to the Company. Conflicts may arise where an employee, officer or director:
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Solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of his or her position or relationship with respect to the Company including payment or reimbursement of travel and meal expenses (other than non-monetary items of nominal intrinsic value);

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Has a direct or indirect financial interest in the Company's competitors, customers, suppliers or others dealing with the Company (excluding interests that are less than 3% of the outstanding securities of a publicly-traded corporation or equivalent percentage of ownership interests in an unincorporated business);

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Has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or others dealing with the Company;

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Acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the employee, officer or director knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest; or

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Has a direct or indirect material interest in a transaction involving indebtedness or a guarantee of indebtedness (excluding amounts due for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business).

No employee, officer, or director may circumvent these prohibitions by using a third party or intermediary to do what would be or appear to be a conflict of interest if done directly
In all instances where the appearance of a conflict exists, the nature of the conflict must be disclosed to a responsible supervisor or the Chief Compliance Officer. Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the Chief Compliance Officer for interpretation and discussion with the Board of Directors or with the Audit Committee to which such responsibility has been delegated for resolution.
Conflict of interest transactions may also be subject to the Company's related person transaction policy, if any. The related person transaction policy applies to, among others, the Company's executive officers (as defined in such policy), directors and director nominees, and any immediate family members of the foregoing persons. Transactions that are subject to such a policy are required to be reported, reviewed and approved or ratified in accordance with that policy.

2.1 Outside Employment
The Company's employees and officers are expected to devote their full time and attention to the Company's business during regular working hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees and officers should avoid outside business activities that divert their time and talents from the Company's business. Though the Company encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the Company. Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received.
2.2 Memberships on Boards and Committees
Employees, officers and directors must obtain approval from the Chief Compliance Officer before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency. The Chief Compliance Officer will discuss any such request with the Company's Chief Executive Officer.
Serving on boards of not-for-profit or community organizations does not require prior approval. However, if service with a not-for-profit or community organization creates a situation that poses a conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company or purchases significant services from the Company), the Chief Compliance Officer should be contacted for approval to continue such service.
2.3 Political and Other Outside Activities
In addition, prior to seeking any election or appointment to public office, an employee, officer or director must notify the Chief Compliance Officer to clarify the Company's position in the event the candidacy is successful or the appointment is made. Written approval must be obtained.
Subject to the limitations imposed by this Code, each employee and officer is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company's interests. Where activities may be of a controversial or sensitive nature, employees and officers are expected to seek the guidance of a responsible supervisor or the Chief Compliance Officer before engaging in such activities. No employee, officer or director may use his or her Company position or title or any Company equipment, supplies or facilities in connection with outside activities, nor may any employee, officer or director do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by a responsible supervisor or the Chief Compliance Officer.
Employees and officers should not solicit contributions or other support from fellow employees, or distribute non-work-related material to fellow employees, during working hours or in areas where work is being performed.

2.4 Gifts and Gratuities

Employees, officers and directors are prohibited from requesting, accepting or offering any form of under-the-table payment, kickback, bribe, rebate, barter or other improper payment or gratuity in connection with any corporate expenditure or sale of goods or services. No employee, officer, or director may circumvent these prohibitions by using a third party or intermediary to do what would be or appear to be a conflict of interest if done directly. If approached with such an offer, a responsible supervisor or the Chief Compliance Officer should be contacted immediately.
2.5 Loans and Guarantees
No employee, officer or director (or immediate family member) may accept loans or guarantees of obligations (except from banks of other entities that provide such services in the normal course and at arms' length) from any individual, organization or entity doing or seeking to do business with the Company. Any offer of such a loan should be reported to a responsible supervisor or the Chief Compliance Officer.
3. Protection and Proper Use of Company Assets
Every employee, officer and director has a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any non-public information learned as an employee, officer or director of the Company).
3.1 Theft/Misuse of Company Assets
The Company's assets may only be used for business purposes and such other purposes as are approved by the Company. No employee, officer or director may take, make use of, or knowingly misappropriate the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose. No employee, officer or director is permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company's consent, including both physical items and electronic information.
3.2 Corporate Opportunities
No employee, officer or director of the Company shall for personal or any other person's or entity's gain deprive the Company of any business opportunity or benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company. Employees, officers and directors who learn of any such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company. No employee, officer or director of the Company may (a) take for themselves personally any opportunity that they learn about through their position or their use of any Company property or information or (b) use Company property, information or position for personal gain.
No employee, officer or director of the Company may participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Chief Compliance Officer.
3.3 Confidential Information/Privacy
No employee, officer or director of the Company who is entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers or other constituents) shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Employees, officers and directors may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company. Confidential information includes all non-public information learned as an employee, officer or director of the Company. It includes, but is not limited to;
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Non-public information that might be of use to competitors, of interest to the press, or harmful to the Company or its customers, if disclosed;

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Non-public information about the Company's financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

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Non-public information concerning possible transactions with other companies or information about the Company's customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential;

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Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors.

In addition, most countries have data privacy laws regulating the collection and use of personal data, which is any information that directly or indirectly identifies a natural person, although the types of data covered, the nature of the protection and local enforcement mechanisms vary. Examples of personal data include personal, employment, medical, financial and education and training information. All employees are responsible for ensuring compliance with the data privacy requirements under the laws, rules and regulations of the applicable countries.
Employees, directors, officers and all others to whom this Code applies, may not discuss confidential and/or material non-public information relating to the Company, its securities or its business in internet “chat rooms,” message boards, or similar internet-based forums, except where permitted as a matter of law. For further information, please see the Company's Policy on Insider Trading and the Company's other policies and distributed memoranda available on the Maxim Intranet Site.

3.4 Network Use, Integrity & Security
Access to Company systems will be revoked and disciplinary action may be taken in the event that such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms of this Code, or any other terms of this Code, consistent with applicable laws.
In order to maintain systems integrity and protect the Company network, no employee or officer should divulge any passwords used to access any Company computer or database. Any suspected breach of the Company's network security systems should be reported to a responsible supervisor or Chief Compliance Officer immediately.
All employees and officers should refrain from using or distributing software that may damage or disrupt the Company's work environment by transmitting a virus or conflicting with Company systems.
No employee or officer should engage in the unauthorized use, copying, distribution or alteration of computer software whether obtained from outside sources or developed internally. All software, including “shareware,” contains terms of use that must be adhered to.
4. Relationships with Customers, Vendors and Other Third Parties
4.1 Fair Dealing
Each employee, officer and director should deal fairly with the Company's suppliers, customers, competitors and employees. No employee, officer or director should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. We respect the confidentiality and privacy of our suppliers and customers. Information about the Company's suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation or identity. Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly.
Similarly, each employee, officer and director must respect and protect any confidential or proprietary information shared with the Company unless disclosure is necessary to comply with statutory requirements, subpoenas, court orders or other lawful process or properly authorized government investigations. This information should not be released without proper authorization and should be used for legitimate business purposes only. Employees and officers should not divulge any confidential or proprietary information about their former employers, nor shall any employee, officer or director ever ask them to.
Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms and scheduling. The Company strives to produce advertisements that are fair, accurate and lawful. False or misleading statements to sell or market Company products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer.
4.2 Trade Practices and Antitrust Compliance
Vigorous competition - free from collusion and unreasonable restraints - is the best mechanism for ensuring the production of high quality, well-priced and innovative products and services. Moreover, failure to comply with applicable antitrust and other trade regulation laws in every jurisdiction in which the Company does business could result in serious consequences both for the Company and the offending individuals - including significant civil and criminal penalties. Therefore, it is the Company's policy to compete solely on the basis of its superior and innovative products and services, through the efforts and contributions of its employees, officers and directors, and to avoid improper actions that unreasonably restrain trade. Every Company unit and employee, officer and director is expected to support Company efforts to compete vigorously in the marketplace in compliance with both the letter and the spirit of all applicable antitrust laws.
Antitrust and trade regulation issues are very complex. Determining what actions unreasonably restrain trade or are otherwise improper will depend on the structure of the market and a number of other factors. Whenever any doubt exists as to the legality of any communication, action, arrangement or transaction, please contact the Chief Compliance Officer. To avoid even the perception of unlawful conduct, officers and employees should avoid: (a) discussing with a competitor: prices, costs, production, products and services, bidding practices, other non-public business matters, territories, distribution channels or customers; and (b) restricting the right of a customer to sell or lease a product or service at or above any price. In addition, the following practices should not be engaged in without advanced written approval by the Chief Compliance Officer: (a) conditioning the sale or lease of a product or service on the sale or lease of another product or service (“tying”); (b) conditioning the purchase, sale or lease of a product or service on a reciprocal agreement with a customer or supplier; (c) entering into an exclusive dealing arrangement with a customer (including a lessee) or supplier; (d) limiting a customer (including a lessee) as to the territories in which, or the customers to whom, a product or service can be resold or leased; and (e) discriminating in the prices or allowances offered to competing customers (including lessees).
If your position involves setting prices or other terms or conditions of sale, marketing, purchasing, participating in trade associations or standards-setting groups, or working on acquisitions, divestures, joint ventures or licensing, you have a heightened obligation to be familiar with antitrust and trade practices compliance.
4.3 Documentation
Employees, officers and directors who are authorized to make expenditures or enter into transactions on behalf of the Company must ensure that the applicable records comply with the Company's accounting and purchasing policies and that all transactions are recorded properly. Laws and regulations require the Company's records, including its financial, environmental, health and safety, research and development, analytical, engineering and intellectual property records, to accurately reflect the events they represent. Always record data in a timely and accurate manner. This protects the Company's resources and meets the expectations of the people who rely on the accuracy of the Company's records to perform their jobs. Falsifying business records is a serious offense, which may result in criminal prosecution, civil action and/or disciplinary action up to and including termination of employment, consistent with applicable laws. For more information please see section on Accounting Practices, Books & Records and Record Retention.
4.4 Insider Trading and Fair Disclosure
The following is a summary of the Company's Policy on Insider Trading (available on the Maxim Intranet Site) and Regulation FD.
No employee, officer or director (nor any immediate family member) may (1) trade in securities while aware of material non-public information (also called “inside information”) or (2) disclose material inside information to third parties (“tipping”). Material inside information is any information that has not been made public and, if made public, would be likely to be considered important by investors deciding whether to trade the Company's shares or other listed securities (e.g., earnings estimates, significant business investments, including potential acquisition of another company's securities, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance including matters which affect the market in which the Company operates). Trading in securities of the Company or a potential merger partner or target while aware of material inside information (including the Company's interest in the proposed target), or tipping others to trade, is both unethical and illegal.
Accordingly, no employee, officer or director of the Company (nor any immediate family member, business associate or controlled investment vehicle) may: (a) trade securities of the Company or any other company while aware of material inside information with respect to that company (which includes that the Company is considering an investment in that company); (b) communicate to anyone outside the Company material inside information of any company of which that person is aware (this includes formal or informal advice given to family, household members and friends); or (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter).

Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use. Any questions as to whether information is material or non-public should be directed to the Chief Compliance Officer. For additional information, see also the Company's Insider Trading Policy posted on the Maxim Intranet Site.
Additionally, all employees, officers and directors must provide full, fair and accurate disclosure in all government filings and public communications.

4.5 Inquiries from the Media and Public

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Consistent with this commitment and the Company's policy regarding Insider Trading and Fair Disclosure (see above), directors and employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately notify Ed Medlin, Senior Counsel, Vice President.

4.6 Bribery and Other Corrupt Practices

The Company strictly prohibits giving or promising, directly or indirectly, anything of value to any employee or official of a government (including state-owned companies), international organization, or a political party, candidate for office, or to any person performing public duties or state functions in order to obtain or retain business or to secure an improper advantage with respect to any aspect of the Company's business.

As a U.S. entity, the Company is subject to the Foreign Corrupt Practices Act, which makes it illegal for the Company, its subsidiaries and persons working for or on behalf of the Company to offer, pay, give, promise or authorize the payment of any money or of anything of value to any government official for the purpose of obtaining or retaining business or to secure an improper advantage, and comparable laws in other countries. Under the Foreign Corrupt Practices Act, improper payments are defined expansively to include payments, both direct and indirect (for example through agents or contactors); gifts; entertainment; and certain travel expenses. Although written local law may permit gift-giving or the payment of entertainment expenses directly or indirectly for the benefit of a government official, the Company's Chief Compliance Officer must approve any such payments. While the anti-bribery laws permit in narrow circumstances small “facilitation” payments to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the Company's Chief Compliance Officer prior to any action being taken. The Company prohibits such payments by any director, officer or employee unless the prior approval of the Company's Chief Compliance Officer has been obtained. Any question as to whether a gift or payment would be considered improper under the Company's guidelines or national or foreign laws must be discussed with the Chief Compliance Officer.
Under no circumstance is it acceptable for any employee, officer or director to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.
The Company and its employees, officers and directors may not use agents, consultants, independent contractors or other representatives to do indirectly what the Company and such persons could not do directly under this Code or applicable law, rules and regulations.
In retaining agents, consultants, independent contractors or other representatives, adequate background checks and verification of business credentials is required. Some “red flags” to look out for include:
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Third parties with family or other relationships that could influence the decision;
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Independent contractors or consultants with a reputation for bribes;
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A history of corruption in the country where the third party is being hired;
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Unusually high commission requests;
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A sales representative or agent who approaches you near the award of a contract and indicates a “special arrangement” with an official; or
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A customer who suggests that a Company bid be made through a specific agent or representative.

Any question as to this policy must be referred to the Chief Compliance Officer prior to taking any action that might conflict with this policy.
4.7 International Business Dealings
Specific laws and regulations apply to participation in international business. Employees and officers involved in business transactions must be fully familiar with, and strictly adhere to, all applicable foreign and domestic laws and regulations. These employees and officers must, at a minimum, be familiar with and comply with all applicable laws controlling exports or regulating with whom the company and its employees may do business. These laws include export control and licensing laws, economic sanctions, anti-boycott laws, and various laws regulating the transnational movement of technology, goods and services. Questions regarding whether particular international transactions are permissible and compliance with applicable laws and this policy must be directed to the Chief Compliance Officer
4.8 Political Contributions and Activities
In the United States as well as some other jurisdictions, applicable laws prohibit corporations from making political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Chief Compliance Officer or his/her designee has certified in writing that such political contribution complies with applicable law. If such certification is obtained, such contributions shall be by Company check to the order of the political candidate or party involved, or by such other means as will readily enable the Company to verify, at any given time, the amount and origin of the contribution.

4.9 Subpoenas and Government Investigations

As a general matter, it is the Company's policy to cooperate in any government investigations and inquiries. All subpoenas, information document requests, or other inquiries should be referred immediately to the Company's Legal Department. For more information, please see section on Document Retention.

4.10 Maintaining a Safe, Healthy and Affirmative Workplace

The Company is an equal opportunity employer and bases its recruitment, employment, development and promotion decisions in compliance with applicable employment laws. The Company makes reasonable job-related accommodations for any qualified employee or officer with a disability when notified by the employee that he/she needs an accommodation to the extent required under applicable laws.

The Company is committed to a workplace that is free from unlawful harassment, and from threats or acts of violence or physical intimidation. Abusive, harassing or other offensive conduct is unacceptable, whether verbal, physical or visual. Any person who believes that they have been harassed or threatened with or subjected to physical violence in or related to the workplace should report the incident to an appropriate supervisor, Human Resources or the Chief Compliance Officer, who will arrange for it to be investigated. All efforts will be made to handle the investigation confidentially, consistent with business needs and applicable laws.
The Company will not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials. All employees and officers must promptly contact an appropriate supervisor, the Human Resources Director or the Chief Compliance Officer about the existence of offensive materials on the company's systems or premises so that appropriate action may be taken.
All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to an appropriate supervisor, the Human Resources Department or the Legal Department.

5. Accounting Practices, Books & Records and Record Retention

It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate timely and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors. Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors - and, in particular, the chief executive officer, the chief financial officer, the treasurer and the principal accounting officer - have a responsibility to ensure that the Company's accounting records do not contain any false or misleading entries. We do not tolerate any misclassification of transactions as to accounts, departments or accounting periods and, in particular:

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All such records are to fairly and accurately reflect the transactions or occurrences to which they relate;

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All such records are to fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

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No accounting records are to contain any false or misleading entries;

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No transactions are to be misclassified as to accounts, departments or accounting periods;

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All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

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All accounting records are to comply with generally accepted accounting principles; and

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The Company's system of internal accounting controls, including compensation controls, is required to be followed at all times.

Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure may have serious legal consequences for the perpetrator, including criminal sanctions, and for the Company, and is strictly prohibited.
If you become aware of any violation of this auditing, accounting and financial disclosure policy, please refer to Section 6, Reporting Violations.
Consistent with the reporting and recordkeeping commitments discussed above and elsewhere in this Code, all employees, officers and directors should accurately and truthfully complete all records used to determine compensation or expense reimbursement. This includes, among other items, reporting of hours worked (including overtime), if requested or required by law, reimbursable expenses (including travel and meals), and sales activity.
Compliance with the Company's Records Retention Procedures is mandatory. Destroying or altering a document with the intent to impair the document's integrity or availability for use in any potential official proceeding may be a crime. Destruction of corporate records may only take place in compliance with the Records Retention Policy. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. Any belief that Company records are being improperly altered or destroyed should be reported to a responsible supervisor or the Chief Compliance Officer, as permitted by law.
6. Reporting Violations
Each employee, officer and director should promptly report to the Company any circumstances that such person believes in good faith may constitute a violation of this Code, or applicable law, regulations and rules. If you are in a situation that you believe may involve or lead to a violation of this Code, you have an affirmative duty to disclose to, and seek guidance from a responsible supervisor or the Chief Compliance Officer.

Because the manner in which reports of violations may be made varies from country to country, any employee having information, knowledge or suspicion of any actual or contemplated transaction which is or appears to be in violation of these Standards of Business Conduct may contact the ethics hotline at http://maxim-ic.ethicspoint.com and/or by phone at (866) 483-9767 for those calling from the United States or Canada (for those calling from another location, please log onto http://maxim-ic.ethicspoint.com and file a report online or locate the appropriate phone number to dial from the list contained on this portal page) monitored by a third party for guidance on which matters, to whom and how such matters may be reported.
Employees may report violations or suspected violations anonymously or by identifying yourself. Please keep in mind, however, that in some circumstances, it may be more difficult or even impossible for the Company to thoroughly investigate reports that are made anonymously. The Company therefore encourages employees to share their identify when reporting.
Any complaint regarding accounting, internal accounting controls or auditing matters, bribery, banking, and financial crime may in the alternative be reported to the Maxim Compliance Line at (866) 483-9767 for those calling from the United States or Canada (for those calling from another location, please log onto http://maxim-ic.ethicspoint.com and file a report online or locate the appropriate phone number to dial from the list contained on this portal page) monitored by a third party for reporting to the

Company's Audit Committee, or by letter to the Audit Committee, as follows:

Chairman of the Audit Committee c/o Maxim Integrated Products, Inc. 120 San Gabriel Drive Sunnyvale, CA 94086 USA
or by email to the Chief Compliance Officer at compliance.officer@maxim-ic.com or by letter to the Chief Compliance Officer as follows:
Ed Medlin Maxim Integrated Products, Inc. 120 San Gabriel Drive Sunnyvale, CA 94086 USA
It is the Company's policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. No retribution by the Company against any individual who reports violations of this Code in good faith will be permitted. Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code. However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct.

Every effort will be made to investigate confidential and anonymous reports within the confines of the limits on information or disclosure such reports entail. However, in certain cases, information may also be shared with local law enforcement or other authorities as necessary to comply with legal requirements or to protect the Company's legal interest. The person accused or reported will, however, be notified of the report as soon as reasonably practical as required by applicable law. The Company, however, will not provide the accused with the name of the reporting individual unless required to do so by law.

The data collected and processed (which may include personal information related to the employee or the accuser's name, position, etc.) will be treated confidentially and proportionate in relation to the specific purpose for which they are collected or further processed. Processed personal data shall be retained no longer than required or permitted by applicable law. All information will be dealt with in accordance with the requirements of all local data protection legislation.
While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction, including dismissal. The Company will investigate any matter which is reported and will take any appropriate corrective action, consistent with applicable law.
7. Violations of this Code
Allegations of Code violations will be reviewed and investigated by the Chief Compliance Officer, the Company's Audit Committee, or local management, as appropriate. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment, consistent with applicable laws.
Those who violate the standards in this Code may be subject to disciplinary action, consistent with applicable laws. Failure to follow this Code, or to comply with any applicable laws, and the Company's corporate policies and procedures may result in termination of employment or termination of board service, consistent with applicable laws.